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                                                                   EXHIBIT 4(c)


                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

                                  * * * * *


        VMS Strategic Land Fund II, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said corporation by the written consent of its members, filed with the minutes of the board the following amendment to the Certificate of Incorporation of said corporation:

            RESOLVED, that the Certificate of Incorporation of VMS
            Strategic Land Fund II, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

        "The name of the Corporation is Banyan Strategic Land Fund II"

        SECOND: That the stockholders have given written consent to said amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.
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        IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Leonard Levine, its President, and attested by Leonard Levine, its Secretary, this 19 day of June, 1991.


                                                VMS Strategic Land Fund II

                                                By: Leonard Levine
                                                   ---------------------------
                                                   Leonard Levine, President


ATTEST:

By: Leonard Levine
   -------------------------
   Leonard Levine, Secretary














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